Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Dan Tucker
404-506-5310
dstucker@southernco.com

January 29, 2014

Southern Company reports fourth quarter earnings;
delivers strong customer satisfaction, reliability in 2013

ATLANTA -- Southern Company today reported fourth quarter 2013 earnings of $414 million, or 47 cents per share, compared with earnings of $383 million, or 44 cents per share, in the fourth quarter of 2012. Southern Company also reported full-year 2013 earnings of $1.64 billion, or $1.88 per share, compared with earnings for 2012 of $2.35 billion, or $2.70 per share.

Earnings for the fourth quarter of 2013 include after-tax charges of $25 million, or 3 cents per share - and earnings for the full year 2013 include after-tax charges totaling $729 million, or 83 cents per share - related to increased cost estimates for construction of the Kemper project. Earnings for the full year 2013 also include an after-tax charge of $16 million, or 2 cents per share, for the restructuring of a leveraged lease investment recorded in the first quarter of 2013. Earnings for the fourth quarter and full year 2013 include $12 million (2 cents per share) - and earnings for the full year 2012 include $21 million (2 cents per share) - of insurance recovery related to the March 2009 litigation settlement agreement with MC Asset Recovery, LLC. Excluding these items, earnings for the fourth quarter and full year 2013 were 48 cents and $2.71 per share, respectively, compared with 44 cents and $2.68 per share, respectively, for the same periods in 2012.

Earnings for the fourth quarter 2013 were positively influenced by stronger economic growth and closer-to-normal weather compared to the same period in 2012. Full-year 2013 earnings were driven by milder-than-normal weather, offset by retail revenue associated with new generating capacity at Southern Company’s traditional operating companies.

“Southern Company remained focused on the fundamentals in 2013, delivering excellent reliability - including record transmission and distribution reliability - the best customer satisfaction among peer utilities and our safest year ever,” said Southern Company Chairman, President and CEO Thomas A. Fanning. “We continued to raise the bar while experiencing one of the mildest summers in the past 20 years, the highest rainfall in nearly 100 years and slower-than-expected economic growth, especially during the first half of the year.”

Fanning said the company saw stronger economic growth in the second half of 2013 compared to the first six months of the year. This trend was highlighted by an increase in industrial activity, as well as continued improvement in housing markets.

Operating revenues for the full year were $17.09 billion, compared with $16.54 billion in 2012, a 3.3 percent increase. Fourth quarter revenues were $3.93 billion, compared with $3.70 billion for the same period in 2012, an increase of 6.0 percent.

Kilowatt-hour sales to retail customers in Southern Company's four-state service area increased 0.3 percent in 2013, compared with 2012. Residential and industrial energy sales increased 0.2 percent and 1.5 percent, respectively, while commercial energy sales decreased 0.9 percent.

Total energy sales to Southern Company’s customers in the Southeast, including wholesale sales, decreased 0.1 percent in 2013 compared with 2012.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern time today, during which Fanning and Chief Financial Officer Art P. Beattie will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com/events.cfm. A replay of the webcast only will be available at the site for 12 months.

Southern Company has also posted on its website detailed financial information on its fourth quarter and full-year performance. These materials are available at www.southerncompany.com.

With 4.4 million customers and nearly 46,000 megawatts of generating capacity, Atlanta-based Southern Company (NYSE: SO) is the premier energy company serving the Southeast through its subsidiaries. A leading U.S. producer of clean, safe, reliable and affordable electricity, Southern Company owns electric utilities in four states and a growing competitive generation company, as well as fiber optics and wireless communications. Southern Company brands are known for energy innovation, excellent customer service, high reliability and retail electric prices that are below the national average. Southern Company and its subsidiaries are leading the nation’s nuclear renaissance through the construction of the first new nuclear units to be built in a generation of Americans and are demonstrating their commitment to energy innovation through the development of a state-of-the-art coal gasification plant. Southern Company has been recognized by the U.S. Department of Defense and G.I. Jobs magazine as a top military employer and listed by DiversityInc as a top company for Blacks. The company received the 2012 Edison Award from the Edison Electric Institute for its leadership in new nuclear development, was named Electric Light & Power magazine's Utility of the Year for 2012 and is continually ranked among the top utilities in Fortune’s annual World’s Most Admired Electric and Gas Utility rankings. Visit our website at www.southerncompany.com.

Cautionary Note Regarding Forward-Looking Statements:
Certain information contained in this release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning the economy. Southern Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Southern Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: the impact of recent and future federal and state regulatory changes, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry, environmental laws including regulation of water, coal combustion byproducts, and emissions of sulfur, nitrogen, carbon, soot, particulate matter, hazardous air pollutants, including mercury, and other substances, and also changes in tax and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing laws and regulations; current and future litigation, regulatory investigations, proceedings, or inquiries, including the pending Environmental Protection Agency civil actions against certain Southern Company subsidiaries, Federal Energy Regulatory Commission matters, and Internal Revenue Service and state tax audits; the effects, extent, and timing of the entry of additional competition in the markets in which Southern Company’s subsidiaries operate; variations in demand for electricity, including those relating to weather, the general economy and recovery from the recent recession, population and business growth (and declines), the effects of energy conservation measures, and any potential economic impacts resulting from federal fiscal decisions; available sources and costs of fuels; effects of inflation; ability to control costs and avoid cost overruns during the development and construction of facilities, which include the development and construction of facilities with designs that have not been finalized or previously constructed, including the impact of factors such as labor costs and productivity, adverse weather conditions, shortages and inconsistent quality of equipment, materials, and labor, or contractor or supplier delay or non-performance under construction or other agreements, delays associated with start-up activities, including major equipment failure, system integration, and operations, and/or unforeseen engineering problems; ability to construct facilities in accordance with the requirements of permits and licenses and to satisfy any operational and environmental performance standards, including the requirements of tax credits and other incentives; investment performance of Southern Company’s employee and retiree benefit plans and the Southern Company system’s nuclear decommissioning trust funds; advances in technology; state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to fuel and other cost recovery mechanisms; regulatory approvals and actions related to the Plant Vogtle expansion, including Georgia Public Service Commission (“PSC”) approvals, Nuclear Regulatory Commission actions, and potential U.S. Department of Energy loan guarantees; actions related to cost recovery for the Kemper County integrated coal gasification combined cycle facility (“Kemper IGCC”), including actions relating to proposed securitization, Mississippi PSC approval of Mississippi Power Company’s proposed rate recovery plan, as revised, which includes the ability to complete the proposed sale of an interest in the Kemper IGCC to South Mississippi Electric Power Association, the ability to utilize bonus depreciation, which currently requires that the Kemper IGCC be placed in service in 2014, and satisfaction of requirements to utilize investment tax credits and grants; Mississippi PSC review of the prudence of Kemper IGCC costs; the outcome of any legal or regulatory proceedings regarding the Mississippi PSC’s issuance of the Certificate of Public Convenience and Necessity for the Kemper IGCC, the settlement agreement between Mississippi Power Company and the Mississippi PSC, or the State of Mississippi legislation designed to enhance the Mississippi PSC’s authority to facilitate development and construction of baseload generation in the State of Mississippi; the inherent risks involved in operating and constructing nuclear generating facilities, including environmental, health, regulatory, natural disaster, terrorism, and financial risks; the performance of projects undertaken by the non-utility businesses and the success of efforts to invest in and develop new opportunities; internal restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to Southern Company or its subsidiaries; the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due and to perform as required; the ability to obtain new short- and long-term contracts with wholesale customers; the direct or indirect effect on the Southern Company system’s business resulting from terrorist incidents and the threat of terrorist incidents, including cyber intrusion; interest rate fluctuations and financial market conditions and the results of financing efforts, including Southern Company’s and its subsidiaries’ credit ratings; the impacts of any potential U.S. credit rating downgrade or other sovereign financial issues, including impacts on interest rates, access to capital markets, impacts on currency exchange rates, counterparty performance, and the economy in general, as well as potential impacts on the availability or benefits of proposed U.S. Department of Energy loan guarantees; the ability of Southern Company and its subsidiaries to obtain additional generating capacity at competitive prices; catastrophic events such as fires, earthquakes, explosions, floods, hurricanes, droughts, pandemic health events such as influenzas, or other similar occurrences; the direct or indirect effects on the Southern Company system’s business resulting from incidents affecting the U.S. electric grid or operation of generating resources; and the effect of accounting pronouncements issued periodically by standard setting bodies. Southern Company expressly disclaims any obligation to update any forward-looking information.

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